Exhibit 5.1

March 5, 2004

Board of Directors
RadiSys Corporation
5445 NE Dawson Creek Drive
Hillsboro, Oregon 97124

Gentlemen:

     We are acting as counsel to RadiSys Corporation, an Oregon corporation (the “Company”), in connection with its registration statement on Form S-3 (such registration statement, as it may be amended from time to time, is herein referred to as the “Registration Statement”) relating to the registration under the Securities Act of 1933, as amended, of $100,000,000 aggregate principal amount of 1 3/8% Convertible Senior Notes due November 15, 2023 (the “Notes”) and 4,242,465 shares of common stock, no par value per share, of the Company issuable upon conversion of the Notes (the “Conversion Shares”) which may be offered and sold by the selling security holders named in the Registration Statement. This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K, 17 C.F.R. § 229.601(b)(5), in connection with the Registration Statement.

     In reaching the opinions set forth below, this firm has examined such corporate records, documents and instruments of the Company, including the Indenture, dated as of November 19, 2003 (the “Indenture”), between the Company and JPMorgan Chase Bank, as trustee, and such certificates of public officials, have received such representations from officers of the Company and have reviewed such questions of law as in our judgment are necessary, relevant or appropriate to enable us to render the opinions expressed below.

     We have not, except as specifically identified above, made any independent review or investigation of factual or other matters, including the organization, existence, good standing, assets, business or affairs of the Company. In our examination of the aforesaid documents, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity, accuracy and completeness of all documents submitted to us and the conformity with the original documents of all documents submitted to us as certified, telecopies, facsimiles, photostatic or reproduced copies. This opinion letter is given, and all statements herein are made, in the context of the foregoing.

     Based upon such examination and review and upon representations made to us by officers of the Company, we are of the opinion that (1) the Notes have been duly authorized by the Company and are binding obligations of the Company, and (2) the Conversion Shares have been duly authorized by the Company and, when issued by the Company upon conversion of the Notes in accordance with the provisions of the Notes and the Indenture, will be validly issued, fully paid and non-assessable.

     We assume no obligation to advise you of any changes in the foregoing subsequent to the delivery of this opinion letter. This opinion letter has been prepared solely for your use in connection with the filing of the Registration Statement on the date of this opinion letter and should not be quoted in whole or in part or otherwise be referred to, nor filed with or furnished to any governmental agency or other person or entity, without the prior written consent of this firm.

     We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the reference to this firm under the caption “Legal Matters” in the prospectus constituting a part of the Registration Statement. In giving this consent, we do not thereby admit that we are an “expert” within the meaning of the Securities Act of 1993, as amended.

Very truly yours,

BAKER & McKENZIE

/s/ Baker & McKenzie